SCHEDULE 14A
 (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

April 8, 2005

Dear Stockholder:

          You are cordially invited to attend the 2005 annual meeting of stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Tuesday, May 10, 2005, at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

          During the annual meeting, we will discuss each item of business described in the attached notice of annual meeting of stockholders and proxy statement and provide a report on Vishay’s business operations.  There will also be time for questions.

          On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, it is important to us and to our business that your shares are represented and voted at the annual meeting, regardless of the number of shares you own.  Therefore, you are encouraged to sign, date and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Dr. Felix Zandman
Chairman

VISHAY INTERTECHNOLOGY, INC.

63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 10, 2005

          The 2005 annual meeting of stockholders of Vishay Intertechnology, Inc. will be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, on Tuesday, May 10, 2005 at 10:30 a.m., local time, to consider and vote on the following proposals:

1.	To elect three directors to hold office for terms of three years (see Proposal One).

2.	To ratify the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2005 (see Proposal Two).

3.	To transact such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

          The stockholders of record at the close of business on April 1, 2005 will be entitled to vote at the annual meeting or at any adjournment thereof.  If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Richard N. Grubb
Executive Vice President, Treasurer
and Chief Financial Officer

Malvern, Pennsylvania
April 8, 2005

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

GENERAL INFORMATION

          The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2005 annual meeting of stockholders of Vishay to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, on Tuesday, May 10, 2005 at 10:30 a.m., local time, or any adjournments thereof.

          We are first sending the proxy materials to the stockholders on or about April 8, 2005.

Stockholders Entitled to Vote

          Holders of Vishay’s common stock and Class B common stock as of the close of business on the record date of April 1, 2005 will be entitled to vote at the annual meeting.  On the record date, there were outstanding and entitled to vote 151,434,805 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting. On the record date, there were outstanding and entitled to vote 14,679,440 shares of Class B common stock, each of which is entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

          A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at Vishay’s offices, 63 Lincoln Highway, Malvern, Pennsylvania 19355. A stockholder list will also be available for examination at the annual meeting.

Difference Between Stockholders of Record and Beneficial Owners

          If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

          If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Proxy Solicitation Costs

          The cost of solicitation of proxies will be borne by Vishay, which Vishay estimates will be under $10,000. The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Voting Procedures

          The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, your shares will be voted as follows:

•	FOR the election of three directors to hold office for terms of three years and until their successors are duly elected and qualified (see Proposal One); and

•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2005 (see Proposal Two).

Revoking Your Proxy

          You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;

•	provide written notice of the revocation to Vishay’s Chief Financial Officer; or

•	attend the annual meeting and vote in person.

Quorum; Abstentions and Broker Non-Votes

          As set forth in Vishay’s By-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

          Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are regarded as voted shares and will have the same effect as votes “AGAINST” Proposal Two. Abstentions will have no effect on the election of directors under Proposal One. Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on non-routine matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange.  Non-voted shares held by brokers and represented at the meeting are called broker non-votes.  Under the NYSE rules, brokers may vote in their discretion on Proposals One and Two.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Accordingly, broker non-votes will have no effect on Proposals One and Two.

Votes Required for Each Proposal

          Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•

Proposal One.  The election of three directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

•

Proposal Two.  The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

          You may either vote “FOR” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of Ernst & Young LLP under Proposal Two.

Inspector of Elections

          Vishay will appoint an inspector to act at the annual meeting who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Voting of Shares by Dr. Felix Zandman

          Dr. Felix Zandman, Founder, Chairman of the Board of Directors and Chief Technical and Business Development Officer of the Company, directly, beneficially and as voting trustee under a voting trust agreement, has voting power over 48.8% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR each proposal to be voted on at the annual meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

          The number of directors has been fixed by the Board of Directors at twelve.  The Company has a staggered Board of Directors divided into three classes.  Three directors will be elected to Class II for a term expiring at the annual meeting of stockholders in 2008.

          Eliyahu Hurvitz, Dr. Abraham Ludomirski and Mark I. Solomon will be the nominees for election as the Class II Directors for terms of three years, expiring at the 2008 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

          If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

          The Board of Directors recommends that you vote “FOR” the nominees as directors.

DIRECTOR, NOMINEE AND EXECUTIVE OFFICER INFORMATION

          The following sets forth information regarding the age, principal occupation and other major affiliations during the past five years of each of the nominees, as well as any family relationships among the nominees and directors.

Name	Age	Director Since	Term Expiring

Nominees for Election as Class II Directors
Eliyahu Hurvitz	72	1994	2008
Dr. Abraham Ludomirski	52	2003	2008
Mark I. Solomon	65	1993	2008

Name	Age	Director Since	Term Expiring

Class I Directors
Dr. Felix Zandman (1)(2)	76	1962	2007
Philippe Gazeau	65	2003	2007
Zvi Grinfas	64	2003	2007
Dr. Gerald Paul	56	1993	2007
Class III Directors
Ziv Shoshani (1)	39	2001	2006
Marc Zandman (1)(3)	43	2001	2006
Ruta Zandman (1)	67	2001	2006
Thomas C. Wertheimer	64	2004	2006

(1)	Marc Zandman is the son of Dr. Felix Zandman and Ruta Zandman. Ruta Zandman is the wife of Dr. Zandman, and Ziv Shoshani is the nephew of Ruta Zandman and Dr. Felix Zandman.

(2)	Chairman of the Board.

(3)	Vice Chairman of the Board.

Nominees for Election as Class II Directors

          Eliyahu Hurvitz is Chairman of the Board of Teva Pharmaceutical Industries Ltd. and was President and Chief Executive Officer of Teva for more than five years prior to stepping down from these positions in April 2002.  He is also a director of Koor Industries Ltd. and NeuroSurvival Ltd.

          Dr. Abraham Ludomirski is the founder and managing director of Vitalife fund, a dedicated life-sciences fund specifically focused on medical devices with which he has been associated for the past five years.  He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company specializing in miniature electronics and optical and video systems.

          Mark I. Solomon has served as Chairman of CMS Companies, a provider of financial advisory services, for more than the past five years.

Class I Directors – Terms Expiring 2007

          Dr. Felix Zandman is the Founder, Chairman of the Board of Directors and Chief Technical and Business Development Officer of the Company. Dr. Zandman became Chief Technical and Business Development Officer effective January 1, 2005.  He served as Chief Executive Officer from the Company’s inception through December 31, 2004 and as President from the Company’s inception until March 1998. Dr. Zandman has served as the Chairman of the Board of Directors since 1989.

          Philippe Gazeau has been a private investor for the past five years.  Prior to that Mr. Gazeau held various positions at Vishay S.A. (formerly, Sfernice S.A.), a subsidiary of Vishay engaged in the business of manufacturing passive components, including being Chairman of the Board, President, and Chief Executive Officer.

          Zvi Grinfas has been a technology consultant to Israeli companies since 1988.  Prior to that, Mr. Grinfas served in a variety of managerial and executive capacities with small to medium size semiconductor companies in the United States and the United Kingdom.

          Dr. Gerald Paul became the Chief Executive Officer of the Company effective January 1, 2005.  Dr. Paul has been President of the Company since March 1998 and Chief Operating Officer of the Company since August 1996.  He served as a senior vice president of the Company from August 1996 to March 1998 and was a Vice President of the Company from May 1993 to August 1996.  In addition, Dr. Paul was the President of Vishay Electronic Components, Europe from January 1994 to August 1996 and has been employed by Vishay Europe GmbH since February 1978.

Class III Directors – Terms Expiring 2006

          Ziv Shoshani has been Executive Vice President of Vishay’s Resistor and Inductor Group since 2002 and Executive Vice President of Vishay Measurements Group since January 2005.  In March 2005, Mr. Shoshani was also appointed to the position of Assistant Chief Operating Officer, effective April 1, 2005.  He was Executive Vice President of the Capacitors Group in 2001 and 2002 and was Executive Vice President, Specialty Products Division in 2000 and 2001, including responsibility for oversight of Vishay’s Measurements Group Division.  Prior to that, Mr. Shoshani served in various capacities with Vishay, including Senior Vice President Precision Resistors and Worldwide Foil Resistors Manager.  Mr. Shoshani has been employed by the Company since 1995.

          Marc Zandman has been a Vice Chairman of the Board since March 2003 and President of Vishay Israel Limited since 1998.  Mr. Zandman was Group Vice President of Vishay Measurements Group from August 2002 to December 2004.   Prior to that, Mr. Zandman served in various capacities with Vishay, including Vice President Corporate Marketing and Executive Vice President of Vishay Israel Limited.  Mr. Zandman has been employed by the Company since August 1984.

          Ruta Zandman has been employed by the Company since October 1993 as a Public Relations Associate.

          Thomas C. Wertheimer became a director effective May 1, 2004.  Mr. Wertheimer is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office.  Mr. Wertheimer is currently consulting with the Public Company Accounting Oversight Board (PCAOB).  He is also a director of Fiserv, Inc., an information management and service provider, and a director of Siliconix incorporated, an 80.4% subsidiary of Vishay that is a separate registrant with the Securities and Exchange Commission.

Other Information Concerning Directors

          We note with sadness the passing of Dr. Edward B. Shils, who served with distinction on Vishay’s Board since 1981 and helped to make possible the Company’s growth and success.  We express our gratitude and appreciation for the many years of exemplary service that Dr. Shils devoted to the Board, to the Company and to the Company’s stockholders.

          With the passing of Dr. Shils, there is a vacancy in the position of one Class II director.  The Board has not nominated a candidate to this position at the annual meeting, but may designate a director for the position at a later time.

Director Independence

          The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with the Company.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the New York Stock Exchange.  The Board is aware that Dr. Zandman, the Company’s Chairman and Chief Technical and Business Development Officer, and his family have approximately $2 million invested in funds managed by companies controlled by director Mark Solomon, an amount constituting less than 1% of the total funds under management by these entities.  The Board has affirmatively determined that this investment does not constitute a material relationship of Mr. Solomon with the Company and that there is no other relationship of the non-management directors with the Company or its management that constitutes a material relationship.  Accordingly, the Board has concluded that Philippe Gazeau, Zvi Grinfas, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Mark Solomon and Thomas Wertheimer qualify as independent directors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board is composed entirely of independent directors.

Compensation of Directors

          The Company’s non-employee directors, Dr. Ludomirski and Messrs. Gazeau, Grinfas, Hurvitz, Solomon and Wertheimer, each received a fee of $2,500 for each individual Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended telephonically, during fiscal 2004.  Each non-employee director also received a retainer fee of $15,000 for serving on the Board of Directors.  Directors who are also employees of the Company do not receive any additional compensation for their service as directors and are compensated as described under “Executive Compensation.”

Meetings of the Board of Directors

          The Board of Directors met five times during the twelve months ended December 31, 2004.  Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served.  Information regarding the Company’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on the Company’s website.  To access this information and the governance materials on our website referred to below, go to ir.vishay.com.

Committees

          The following table sets forth the Committees in existence and their membership as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Dr. Felix Zandman	**	—	—	—
Eliyahu Hurvitz	—	—	**	**
Philippe Gazeau	—	*	—	—
Zvi Grinfas	—	*	—	—
Dr. Abraham Ludomirski	—	—	*	*
Dr. Gerald Paul	*	—	—	—
Ziv Shoshani	*	—	—	—
Mark I. Solomon	—	—	*	*
Thomas C. Wertheimer	—	**	—	—
Marc Zandman	*	—	—	—
Ruta Zandman	—	—	—	—
Number of Meetings during the year ended December 31, 2004	0	11	2	3

**Chairman
*Member

Executive Committee

          The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law.

Nominating and Corporate Governance Committee

          The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for the Company; overseeing the evaluation of the Board and the management of the Company; and performing other related functions specified in the Committee’s charter.  A copy of the Committee’s charter, as well as the Company’s Corporate Governance Principles, Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller and Financial Managers are available on the Company’s website and in print to any stockholder upon written request to the Company therefor.

          The chairman of the Nominating and Corporate Governance Committee is designated under the Company’s Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors.  The current chairman of the Committee is Mr. Hurvitz.

          Policy and Procedures Regarding Stockholder Nominating Recommendations

          The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on the Company’s website.  For each annual meeting of the Company’s stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as outlined below and set forth on the Company’s website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed below, that it is the general policy of the Company to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

          A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee care of the Company’s Chief Financial Officer at the Company’s principal headquarters, 63 Lincoln Highway, Malvern, Pennsylvania, 19355.  Submissions must be made by mail, courier or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of the Company’s proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by the Company’s “Procedures for Security Holders’ Submission of Nominating Recommendations,” which is posted on the Company’s website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

          Policy Regarding Qualifications of Directors

          Under a policy formulated by our Nominating and Corporate Governance Committee, the Company generally requires that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of the Company and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing the Company; have adequate time to devote to service on the Board of Directors; and satisfy the Company’s retirement policy for directors.  The Company also requires that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which the Company operates.  For a detailed description of the qualifications required of candidates for director, as well as any specific qualities or skills the Company believes should be possessed by one or more directors, see the Company’s website.

          Procedures for Identifying and Evaluating Candidates for Director

          In selecting candidates for nomination at the annual meeting of the Company’s stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, who the Committee believes will continue to make important contributions to the Board and who consent to stand for reelection and, if reelected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.  The Committee may also engage a search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee sets the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

Audit Committee

          The functions of the Audit Committee include overseeing the accounting and financial reporting processes of the Company and the audits of consolidated financial statements of the Company and management’s assessment of the effectiveness of the Company’s internal control over financial reporting; assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter.  A copy of the Committee’s charter is available on the Company’s website and in print to any stockholder upon written request to the Company therefor.  Also see “Audit Committee Report.”

          Prior to May 1, 2004, the Audit Committee consisted of five non-management directors.  Effective May 1, 2004, the Audit Committee was reconstituted and now consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the Securities and Exchange Commission and the governance listing requirements of the New York Stock Exchange.  All of the members of the Committee also satisfy the financial literacy requirements of the New York Stock Exchange and Mr. Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert satisfying the rules of the SEC.

Compensation Committee

          The functions of the Compensation Committee include evaluating the performance of the chief executive officer and, based on this evaluation, determining and approving the compensation of the chief executive officer; making recommendations to the Board with respect to compensation of the Company’s other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, the Company’s incentive compensation plans and equity based plans; and performing other related functions specified in the Committee’s charter.  The Compensation Committee is authorized, within the limits of the 1986 stock plans of the Company and its subsidiary, Vishay Dale Electronics, Inc., to determine the individuals who are to receive grants and the vesting requirements with respect to those grants, and to administer and interpret the stock plans.  The Compensation Committee is also authorized, within the limits of the Company’s stock option programs, to determine the individuals who are to receive grants and the vesting requirements with respect to those grants and to administer and interpret the programs.

          Prior to May 1, 2004, these functions were divided among the Compensation Committee, the Employee Stock Plan Committee and the Stock Option Committee.  Effective May 1, 2004, the functions of the Company’s Employee Stock Plan Committee and Stock Option Committee were assumed by the Compensation Committee.  A copy of the Committee’s charter is available on the Company’s website and in print to any stockholder upon written request to the Company therefor.  Also see “Report on Executive Compensation.”

Compensation Committee Interlocks and Insider Participation

          Prior to May 1, 2004, Dr. Shils and Mr. Solomon were the members of the Compensation Committee.  Effective May 1, 2004, Dr. Ludomirski and Messrs. Hurvitz and Solomon became the members of the Compensation Committee.  While serving on the Compensation Committee, the members thereof may not be awarded common stock or options under the stock plans or the stock option programs administered by the Compensation Committee.  As noted above, Dr. Zandman and his family have approximately $2 million invested in various funds managed by the CMS Companies, of which Mr. Solomon is the Chairman.

Securityholder Communications with the Board

          Securityholders of the Company may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed c/o Chief Financial Officer at Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com.  Communications should not exceed 1000 words in length.

          All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of the Company that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest, meaning an interest not in the capacity as a shareholder of the Company, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Company management.

Information Concerning Executive Officers

          The executive officers of the Company, along with their respective ages and positions with the Company, as of April 1, 2005, are as follows:

Name	Age	Position

Felix Zandman*	76	Chairman of the Board, Chief Technical and Business Development Officer

Gerald Paul*	56	Chief Executive Officer, President, Chief Operating Officer and Director

Marc Zandman*	43	Vice Chairman of the Board, President – Vishay Israel Limited

Richard N. Grubb	58	Executive Vice President, Treasurer and Chief Financial Officer

Ziv Shoshani*	39	Assistant Chief Operating Officer, Executive Vice President, Resistor and Inductor Group and Measurements Group and Director

*	Biography is provided above.

          Richard N. Grubb has been Vice President, Treasurer and Chief Financial Officer of the Company since May 1994, and has been an Executive Vice President of the Company since August 1996. Mr. Grubb has been associated with the Company in various capacities since 1972, and was a Director from 1994 through 2003.

          Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Executive Compensation — Employment Agreements.”

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s common stock to report their ownership of and transactions in the Company’s stock in filings with the SEC.  Copies of these reports are also required to be supplied to the Company. The Company believes, based solely on a review of the copies of such reports received by the Company, that during 2004 all applicable Section 16(a) reporting requirements were complied with, except that a Form 3 of Thomas C. Wertheimer was inadvertently filed one week late.

REPORT OF THE AUDIT COMMITTEE

          The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

          Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm is responsible for, among other things, performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.   The Company’s independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

          In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and the Company’s independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2004; (b) the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof; and (c) the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and Rule 2-07 of SEC Regulation S-X.  These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management.  The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP the firm’s independence.  The Audit Committee also considered the compatibility of non-audit services provided to the Company by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2004 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2003 and 2004 are shown below under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with the Policy.

          Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2005 (See Proposal Two).

Respectfully submitted,

Thomas C. Wertheimer, Chairman
Philippe Gazeau
Zvi Grinfas

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          On April 1, 2005, Vishay had outstanding 151,434,805 shares of common stock, each of which entitles the holder to one vote and 14,679,440 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

          The following table provides certain information, as of April 1, 2005, as to the beneficial ownership of the common stock and the Class B common stock of Vishay for (a) each director and nominee, (b) each “Named Executive Officer” identified in the Summary Compensation Table under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of the common stock or the Class B common stock.

	Common Stock				Class B Common Stock

Name	Amount and Nature of Beneficial Ownership		Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

Directors and Executive Officers
Dr. Felix Zandman	713		1,145,814	*	14,562,316	(1)	99.2%	48.8%
Philippe Gazeau	1,000		9,375	*	—		—	*
Zvi Grinfas	1,000		—	*	—		—	*
Richard N. Grubb	60,393		178,409	*	—		—	*
Eliyahu Hurvitz	11,993		—	*	—		—	*
Dr. Abraham Ludomirski	1,000		—	*	—		—	*
Dr. Gerald Paul	62,004		178,409	*	—		—	*
Ziv Shoshani	6,376		45,500	*	—		—	*
Mark I. Solomon	16,552		—	*	—		—	*
Thomas C. Wertheimer	1,400	(2)	—	*	—		—	*
Marc Zandman	4,278		45,500	*	1,500	(3)	*	*
Ruta Zandman(4)	1,159		—	*	—		—	*
All Directors and Executive Officers as a group (12 Persons)	167,868		1,603,007	1.2%	14,563,816		99.2%	49.4%
The TCW Group, Inc.(5) 865 South Figueroa Street Los Angeles, CA 90017	10,776,322		—	7.1%	—		—	3.6%
AXA Assuarance I.A.R.D. Mutuelle. (6) 26, rue Drouot Paris, France 75009	8,516,342		—	5.6%	—		—	2.9%
Wellington Management Company, LLP(7) 75 State Street Boston, MA 02109	8,719,169		—	5.8%	—		—	2.9%

* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)

Includes 8,617,834 shares of class B common stock directly owned by Dr. Zandman and 5,944,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control.  The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,810,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of the Company.

(2)	Includes 400 shares of common stock directly owned by Thomas Wertheimer and 1,000 shares of common stock owned by Mr. Wertheimer’s spouse.

(3)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(4)	Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(5)

Based on information provided in a Schedule 13G filed on February 14, 2005 by The TCW Group, Inc. (“TCW”), on behalf of itself and its direct and indirect subsidiaries, including Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, TCW Asset Management Company, a California corporation and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and TCW Investment Management Company, a California corporation and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 , which collectively constitute the TCW Group, Inc. business unit (the “TCW Business Unit”).  The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”).  According to the Schedule 13G, SG may be deemed ultimately to control TCW and the TCW Business Unit, and SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares of the securities of the Company and such shares were not reported in the Schedule 13G.  SG disclaims beneficial ownership of shares beneficially owned by the TCW Business Unit and the TCW Business Unit disclaims beneficial ownership of shares beneficially owned by SG and any of SG’s other business units.  TCW may be deemed to have no sole power to vote or to direct the vote of any shares of common stock; shared power to vote or to direct the vote of 10,058,823 shares; no sole power to dispose or to direct the disposition of  any shares; and shared power to dispose or to direct the disposition of 10,776,322 shares.

(6)

Based on information provided in a Schedule 13G filed on February 14, 2005 by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D.”) and certain related entities (collectively, the “AXA Entities”), including AXA Assurances Vie Mutuelle (“Vie”), AXA Courtage Assurance Mutuelle (“Courtage”), AXA, as a parent holding company with respect to AXA Rosenberg Investment Management LLC (“AXA”), and AXA Financial, Inc., as a parent holding company of its subsidiaries Advest, Inc., Alliance Capital Management L.P. and AXA Equitable Life Insurance Company (“AXA Financial”).  According to the Schedule 13G, I.A.R.D., Vie and Courtage, as a group, control AXA, which in turn owns AXA Financial.  AXA Rosenberg Investment Management LLC may be deemed to have sole power to vote or direct the vote of 19,800 shares of common stock; no shared power to vote or direct the vote of any shares; sole power to dispose or direct the disposition of 27,300 shares; and no shared power to dispose or direct the disposition of any shares.  Subsidiaries of AXA Financial collectively may be deemed to have sole power to vote or direct the vote of 6,711,606 shares of common stock; shared power to vote or direct the vote of 203,507 shares; sole power to dispose or direct the disposition of 8,328,691 shares; and shared power to dispose or direct the disposition of 160,351 shares.  The addresses for the AXA Entities are as follows: I.A.R.D., Vie and Courtage: 26, rue Drouot 75009 Paris, France; AXA: 25, avenue Matignon 75008 Paris, France; and AXA Financial: 1290 Avenue of the Americas, New York, NY 10104.

(7)

Based on information provided in a Schedule 13G filed on February 14, 2005 by Wellington Management Company, LLP (“WMC”), a parent holding company of Wellington Trust Company, NA, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.  According to the Schedule 13G, WMC, in its capacity as investment advisor, may be deemed to beneficially own 8,719,169 shares of common stock which are held of record by clients of WMC.  WMC may be deemed to have no sole power to vote or direct the vote of any shares of common stock; shared power to vote or direct the vote of 4,980,348 shares; no sole power to dispose or direct the disposition of any shares; and shared power to dispose or direct the disposition of 8,719,169 shares.

EXECUTIVE COMPENSATION

          The following table sets forth all compensation for the fiscal years ended December 31, 2004, 2003, and 2002 awarded or paid to the Chief Executive Officer and the individuals who, in fiscal 2004, were the other four highest paid executive officers of the Company serving at year end (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation

Name and Principal Position	Fiscal Year	Salary		Bonus (1)		Other Annual Compensation(3)			All Other Compensation

Dr. Felix Zandman (2) Chairman of the Board and Chief Technical and Business Development Officer	2004 2003 2002	$ $ $	975,000 975,000 975,000	$ $ $	2,925,000 675,372 —	$ $	125,351 147,528	(3) (4) (4)	$ $ $	247,600 3,400 3,400	(5) (6) (6)
Dr. Gerald Paul (7) (8) Chief Executive Officer, President and Chief Operating Officer	2004 2003 2002	$ $ $	664,339 559,053 495,000	$ $ $	1,038,688 90,050 —			(3) (3) (3)		$193,500 None None	(9)
Marc Zandman Vice Chairman of the Board and President -Vishay Israel Ltd.	2004 2003 2002	$ $ $	219,000 198,000 196,500	$ $ $	68,007 71,450 31,875			(3) (3) (3)		$347,638 None None	(10)
Richard N. Grubb Executive Vice President, Treasurer and Chief Financial Officer	2004 2003 2002	$ $ $	365,000 325,000 325,000	$ $ $	1,038,688 90,050 —			(3) (3) (3)	$ $ $	197,600 3,400 3,400	(11) (6) (6)
Ziv Shoshani (12) Assistant Chief Operating Officer, Executive Vice President Resistor and Inductor Group And Measurements Group	2004 2003 2002	$ $ $	185,000 174,000 168,000	$ $ $	63,085 53,856 9,900			(3) (3) (3)		$193,500 None None	(9)

(1)

Dr. Zandman’s bonus for 2004 was based on a formula of 3% of Adjusted Net Income (as defined under “Executive Compensation — Report on Executive Compensation”), capped at three times base salary, and the bonuses of Dr. Paul and Mr. Grubb were based on a formula of 1.0% of Adjusted Net Income.  Bonuses for prior years were based on the formulas in effect at that time.

(2)	Dr. Zandman served as the Company’s Chief Executive Officer through December 31, 2004. He became Chief Technology and Business Development Officer effective January 1, 2005.

(3)

Vishay has concluded that, except for Dr. Felix Zandman in 2003 and 2002, the aggregate amount of perquisites and other personal benefits paid did not exceed the lesser of 10% of total annual salary and bonus for any of the Named Executive Officers for each of 2004, 2003 and 2002, respectively, or $50,000. Such perquisites and other personal benefits have not been included in the table.

(4)	Of these amounts, $107,873 and $131,197 reflect the cumulative amount of the medical expenses paid on behalf of Dr. Zandman during 2003 and 2002, respectively.

(5)

Of this amount, $4,100 represents amounts contributed under the Company’s 401(k) plan, pursuant to which the Company matches, up to the annual federally mandated maximum amounts, an employee’s contributions of up to 2% of such employee’s annual salary; $150,000 represents deposits into the Company’s Nonqualified Deferred Compensation Plan pursuant to the terms of Dr. Zandman’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Dr. Zandman on May 12, 2004 pursuant to the terms of his employment agreement.

(6)

Represents amounts contributed under the Company’s 401(k) plan, pursuant to which the Company matches, up to the annual federally mandated maximum amounts, an employee’s contributions of up to 2% of such employee’s annual salary.

(7)	Amounts are paid in foreign currency (Euro) and converted into U.S. dollars at the weighted average exchange rate for each 12-month period.

(8)	Dr. Paul became the Company’s Chief Executive Officer effective January 1, 2005.

(9)

Of this amount, $100,000 represents deposits into the Company’s Nonqualified Deferred Compensation Plan pursuant to the terms of the employment agreement of the respective Named Executive Officer; and $93,500 represents the fair value of 5,000 phantom stock units awarded to the respective Named Executive Officer on May 12, 2004 pursuant to the terms of his employment agreement.

(10)

Of this amount, $154,138 represents amounts paid to Mr. Zandman to compensate him for six years (including adjustments for a linkage index) of Vishay Israel Limited salary benefits that would have been received by Mr. Zandman had $635,000 paid to Mr. Zandman by Vishay Intertechnology, Inc. over such six year period been paid by Vishay Israel Limited; $100,000 represents deposits into the Company’s Nonqualified Deferred Compensation Plan pursuant to the terms of Mr. Zandman’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Mr. Zandman on May 12, 2004 pursuant to the terms of his employment agreement.

(11)

Of this amount, $4,100 represents amounts contributed under the Company’s 401(k) plan, pursuant to which the Company matches, up to the annual federally mandated maximum amounts, an employee’s contributions of up to 2% of such employee’s annual salary; $100,000 represents deposits into the Company’s Nonqualified Deferred Compensation Plan pursuant to the terms of Mr. Grubb’s employment agreement; and $93,500 represents the fair value of 5,000 phantom stock units awarded to Mr. Grubb on May 12, 2004 pursuant to the terms of his employment agreement.

(12)	In March 2005, Mr. Shoshani was appointed Assistant Chief Operating Officer of the Company, effective April 1, 2005.

Retirement Plans

          Vishay maintains a nonqualified defined benefit retirement plan for certain highly compensated employees in the United States. Mr. Grubb is the only Named Executive Officer to participate in the plan.  Mr. Grubb elected to participate in the plan as of July 1, 1995. During 2004, Mr. Grubb deferred compensation of $8,930 under the plan. Additionally, in 2004 Vishay accrued an aggregate liability of $89,317 for Mr. Grubb.  The estimated annual benefit payable upon Mr. Grubb’s retirement at age 65 would be $74,311, assuming he (i) continues to be employed by the Company; (ii) continues to earn the same compensation earned in 2004; and (iii) makes all mandatory contributions under the plan.

          Vishay Europe GmbH, a German subsidiary of the Company, has a noncontributory defined benefit pension plan governed by German law covering its management and executive employees.  Dr. Paul is the only Named Executive Officer to participate in the plan. The pension benefit is 15% of accrued premiums paid by the employer, plus earnings on plan assets; each annual premium is 5.5% of annual salary and bonus of up to €12,271 ($15,238). The estimated annual benefit payable upon Dr. Paul’s retirement at age 65 is €8,522 ($10,582).  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the highest 3 of his final 10 years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation. This pension is reduced by the amount of the pension benefit described above. Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year in respect of such final average compensation.  The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate. The following table shows the annual pension payable at age 65 based on years of service and level of final average compensation. As of December 31, 2004, Dr. Paul had 27 years of service.

Pensionable Years of Service of

Final Average Compensation	10	15	20	25	30	35

100% of pensionable income in 2005	$75,081	$90,100	$105,120	$120,131	$152,178	$192,775
110% of pensionable income in 2005	$82,589	$99,110	$115,632	$132,144	$167,396	$212,052
120% of pensionable income in 2005	$90,097	$108,120	$126,144	$144,157	$182,614	$231,330
150% of pensionable income in 2005	$112,621	$135,151	$157,680	$180,196	$228,267	$289,162
200% of pensionable income in 2005	$150,161	$180,201	$210,240	$240,262	$304,356	$385,549

          All U.S. dollar amounts relating to Dr. Paul’s benefits under the German defined benefit pension plan, including those listed on the foregoing chart, have been converted at the weighted average exchange rate for the 12 months ended December 31, 2004.

Stock Option Grants in Fiscal 2004

          During fiscal 2004, there were no stock options granted to the Named Executive Officers.

Options Exercises and Values in Fiscal 2004

          The Named Executive Officers listed in the following table received three option grants on November 13, 1997, each at a different exercise price, pursuant to the Company’s 1997 Stock Option Program approved by the stockholders on May 21, 1998.  The options are fully vested, and they expire no later than ten years from the date of grant.  The plan pursuant to which the options were granted provides that the right to exercise any option expires immediately if the recipient is terminated from the Company’s services for cause or voluntarily leaves the Company. If a recipient leaves the Company for any reason other than termination for cause or voluntary resignation, options may be exercised by that recipient for 30 months from the date of termination, but no later than the date of expiration of the options. If the recipient fails to comply with a confidentiality and non-competition agreement following cessation of employment, his options terminate immediately. The Compensation Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has ended beyond the time prescribed by the applicable option plan.

1997 Stock Option Program
Option Exercises in 2004 and
2004 Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 2004 Year End (1)		Value of Unexercised In-the- Money Options at 2004 Year End(2)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman	—	—	1,043,439	—	$2,792,939	—
Richard N. Grubb	—	—	115,784	—	192,619	—
Dr. Gerald Paul	—	—	115,784	—	192,619	—

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.
(2)	Assuming a stock price of $15.02 per share, which was the closing price per share of common stock on the New York Stock Exchange on December 31, 2004.

          The Named Executive Officers listed in the following table received grants of stock options on October 6, 1998, October 8, 1999 and October 12, 2000, respectively, at exercise prices of 100% of the fair market value on the date of such grants, pursuant to the Company’s 1998 Stock Option Program approved by the stockholders on May 21, 1998 and May 18, 2000. The options have a vesting schedule whereby one-sixth of the options granted vest each year for six consecutive years. The right to exercise any vested option expires no later than ten years from the date the option is granted. All of a recipient’s options that have not yet been exercised will terminate upon termination for cause. If a recipient leaves the Company for any reason other than for cause, death, disability or retirement, the recipient’s options will generally be exercisable for 60 days after termination, provided the recipient adheres to a non-competition agreement. If a recipient’s employment with the Company terminates due to death, disability or retirement, then the time at which the recipient’s options are exercisable may be accelerated and the options will terminate on the earlier of 12 months following the recipient’s termination of employment or the expiration date of the options. If the recipient fails to comply with a confidentiality and non-competition agreement following termination of employment, his options terminate immediately. The Compensation Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has terminated beyond the time prescribed by the option plan.

1998 Stock Option Program
Option Exercises in 2004 and
2004 Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 2004 Year End (1)		Value of Unexercised In-the-Money Options at 2004 Year End(2)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman	—	—	102,375	6,750	$476,888	—
Richard N. Grubb	—	—	62,625	10,500	264,938	—
Dr. Gerald Paul	—	—	62,625	10,500	264,938	—
Ziv Shoshani	—	—	45,500	7,000	211,950	—
Marc Zandman	—	—	45,500	7,000	211,950	—

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.
(2)	Assuming a stock price of $15.02 per share, which was the closing price per share of common stock on the New York Stock Exchange on December 31, 2004.

Equity Compensation Plans

          The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights Column (a)	Weighted-average exercise price of outstanding options, warrants and rights Column (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) Column (c)

Equity Compensation Plans Approved by Securityholders:
Stock options (1)	8,100,000	$15.95	1,296,000
Phantom stock (2)	30,000	n/a	270,000
Equity Compensation Plans Not Approved by Securityholders	—	—	—

Total	8,130,000	$15.95	1,566,000

(1)

Includes the 1997 Stock Option Program, the 1998 Stock Option Program, and the General Semiconductor Stock Plan which was assumed in the Company’s acquisition of General Semiconductor on November 2, 2001. Additional information on these plans is included in Note 12 to the Company’s consolidated financial statements, which are included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.

(2)

The Senior Executive Phantom Stock Plan, approved at the 2004 annual shareholders meeting, provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants. Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual’s termination of employment or any other future date specified in the employment agreement.  Because these awards have no exercise price, they are not included in the weighted average exercise price calculation.  Additional information on this plan is included in Note 12 to the Company’s consolidated financial statements, which are included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.

Report on Executive Compensation

          The following Report of the Compensation Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

          The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the chief executive officer, recommending the compensation of other executive officers and for administering the Company’s incentive compensation and equity based plans.  Until May 1, 2004, these functions were divided among the Compensation Committee, the Employee Stock Plan Committee and the Stock Option Committee, each of whose members were Dr. Edward Shils and Mark Solomon.  Effective as of May 1, 2004, the Employee Stock Plan Committee and the Stock Option Committee were disbanded and their functions were assumed by the Compensation Committee.  Also effective as of that date, the members of the Compensation Committee became Eliyahu Hurvitz, chairman, Dr. Abraham Ludomirski and Mark Solomon.  In this report, the term “Committee” is used to refer to the three committees collectively, as relevant, prior to May 1, 2004.

          Vishay’s compensation program for executive officers currently consists of the following elements:

•	a base salary;

•	an annual credit to the Company’s deferred compensation plan;

•	an annual award of phantom stock units; and

•	a performance-based annual cash bonus.

This compensation formula is designed to attract and retain management talent capable of achieving the Company’s business objectives, while motivating management to lead the Company to meet or exceed annual performance goals, thereby enhancing stockholder value.

          The Company also has two stock option programs in which the Company’s executive officers are eligible to participate.  The purpose of these programs is to provide selected key individuals with incentives to remain in the service of the Company and to further align their interests with stockholders by enhancing their stake in the equity performance of the Company.  The Committee has in the past awarded stock option grants under these programs to the Company’s executive officers and may do so at appropriate times in the future.  No stock options were awarded under these plans in 2002, 2003 or 2004.

Compensation of the Chief Executive Officer

          Dr. Zandman

          Dr. Zandman served as the Company’s Chief Executive Officer through December 31, 2004.  Effective January 1, 2005, Dr. Paul became the Chief Executive Officer of the Company and Dr. Zandman became the Chief Technical and Business Development Officer of the Company.  Dr. Zandman’s compensation for fiscal 2004 was determined by the Committee under the terms of his employment contract (see “Employment Agreements” below) and under a performance-based cash compensation plan that qualifies under Section 162(m) of the Internal Revenue Code and is referred to as the 162(m) Plan.  The plan was recommended by the Committee and approved by the Company’s stockholders in 1994, 1999, 2000, 2003, and 2004.

Dr. Zandman’s base salary was determined primarily by considering:

•	the Company’s financial performance in view of the performance of companies similar in size and character;

•	the compensation of officers of companies similar in size and character, including some of the companies listed as peer group companies under “Stock Performance Graph;”

•	Dr. Zandman’s 43 years of dedication and service to the Company from the date of its incorporation; and

•	the Company’s financial performance in comparison to previous years.

          For fiscal 2005, Dr. Zandman’s base salary as Chief Technical and Business Development Officer will be $975,000, which is unchanged from his base salary as Chief Executive Officer for the prior five years.

          Under the 162(m) Plan, the aggregate annual compensation of the participating executives depends in large part on the annual Adjusted Net Income of the Company.  “Adjusted Net Income” refers to the Company’s net income, determined in accordance with generally accepted accounting principles in the United States and consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges.  A similar concept was used under the bonus plan in 2003 and 2002, except that there was an Adjusted Net Income threshold for those years of $20 million and $50 million, respectively.  The Compensation Committee has focused in recent years particularly on Adjusted Net Income of the Company because the Committee believes this to be a strong gauge of the growth and success of the Company.

          Pursuant to the changes to the 162(m) plan approved by the Company’s stockholders in 2004, Dr. Zandman is entitled to receive a bonus in the amount of 3.0% of Adjusted Net Income, capped at three times base salary.  Under the formula contained in the plan and approved by the Compensation Committee, Dr. Zandman was awarded a cash performance bonus of $2,925,000, equal to the cap of three times base salary.

          In accordance with the terms of Dr. Zandman’s employment contract, in 2004, the Company also credited $150,000 to Dr. Zandman’s account under a non-qualified deferred compensation plan and awarded Dr. Zandman 5,000 phantom stock units under the Vishay Senior Executive Phantom Stock Plan approved by stockholders in 2004.    In accordance with the terms of Dr. Zandman’s employment contract, he is entitled to similar awards in 2005.

          Dr. Paul

          Dr. Gerald Paul, became Chief Executive Officer of the Company as of January 1, 2005 and remains the Company’s President and Chief Operating Officer.  His base salary in 2004 was €535,000 (approximately $664,000), as per the terms of his employment contract.  The Committee expects that this amount will be unchanged in 2005.

          In 2004, Dr. Paul received a cash bonus equal to 1.0% of Adjusted Net Income, calculated on the same basis as the bonus of Dr. Zandman, described above.  Dr. Paul was awarded $1,038,688 under the plan in 2004.  He received $90,050 in 2003 and no cash bonuses in 2002.

          In accordance with the terms of Dr. Paul’s employment contract, in 2004, the Company also credited $100,000 to Dr. Paul’s account under a non-qualified deferred compensation plan and awarded Dr. Paul 5,000 phantom stock units under the Vishay Senior Executive Phantom Stock Plan.  In accordance with the terms of Dr. Paul’s employment contract, he is entitled to similar awards in 2005

Policy on Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the four highest paid other executive officers.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. The Board of Directors considered these requirements and designed the stock option programs so that stock options will qualify as performance-based compensation. In addition, the Board of Directors established the 162(m) Plan to provide performance-based bonuses to the Chief Executive Officer and other senior executives. The Compensation Committee currently intends to continue to comply with the rules for performance-based compensation under Section 162(m).  However, the Compensation Committee reserves the right to grant the Chief Executive Officer or other senior executives compensation which is not performance-based (and would not be deductible to the extent it exceeds $1 million) if doing so would be in the best interests of Vishay and its stockholders.  Under changes to the executive compensation arrangements that the Committee has adopted, all payments to which an executive would be entitled in excess of the deductibility limits of Section 162(m) will be deferred until a time when that Section ceases to be applicable to the executive.

Executive Officers and Key Management

          For executive officers (other than the Chief Executive Officer), base salaries are recommended annually by the Committee for approval by the Board, essentially by considering the average compensation of similarly situated officers of companies similar in size and character, including some of the companies listed as peer group companies under “Stock Performance Graph.”  Base salaries are generally set at or below the median for comparable companies, with officers and other key personnel having the opportunity through performance bonuses to receive total compensation above the median if the Company achieves superior operating results.

          The Committee anticipates that for the executive officers other than Drs. Zandman and Paul, whose compensation is described above, compensation, including base salary, deferred compensation and phantom stock awards will be paid or awarded in accordance with the terms of their respective employment agreements, which are described below.

          Richard Grubb, the Company’s Executive Vice President, Treasurer and Chief Financial Officer, is the only officer besides Drs. Zandman and Paul that participates in the Company’s 162(m) Plan.  In 2004, he was eligible to receive an amount equal to 1.0% of Adjusted Net Income, calculated on the same basis as the bonuses of Drs. Zandman and Paul.  Mr. Grubb was awarded $1,038,688 under the plan in 2004.  He received $90,050 in 2003 and no cash bonuses in 2002.  Mr. Grubb also received $100,000 in deferred compensation and 5,000 phantom stock units in 2004.

          The Committee may also recommend to the Board the award of performance bonuses to other executive officers and key management personnel of the Company.  These awards ordinarily would be based upon net income of the Company as a whole, calculated similarly to the bonuses under the 162(m) Plan, or based upon the operating profits of the Company or of the division for which the executive or other management personnel has primary responsibility.  The Committee would ordinarily consult with the Chief Executive Officer concerning its recommendation to award bonuses to other executives and management personnel, and may also from time to time recommend additional bonuses in consultation with the Chief Executive Officer for the successful execution of special projects.  The Committee did not recommend performance bonuses for any other executives or management personnel in 2004.

Respectfully submitted,

Dr. Eliyahu Hurvitz, Chairman
Dr. Abraham Ludomirski
Mark I. Solomon

Employment Agreements

          Based upon the recommendation of executive compensation consultants engaged by the Compensation Committee in 2003, in 2004 the Compensation Committee approved the terms of a revised employment agreement for Dr. Felix Zandman and the Board approved the terms of executive employment agreements for each of Dr. Gerald Paul, Richard Grubb, Ziv Shoshani and Marc Zandman.

          Dr. Felix Zandman.  Dr. Zandman was serving as the Chairman of the Board of Directors and the Chief Executive Officer of the Company at the time his employment agreement was approved by the Compensation Committee and the Board, and is now serving as Chairman and Chief Technical and Business Development Officer of the Company.  His employment agreement contemplated his transition from Chief Executive Officer to Chief Technical and Business Development Officer of the Company, which transition became effective January 1, 2005.  The employment agreement for Dr. Zandman provides that he will serve at the pleasure of the Board.  Dr. Zandman’s annual compensation includes an annual salary of $975,000, a bonus under the Company’s 162(m) Bonus Plan, and an annual grant of 5,000 phantom stock units.  In addition, the Company has established an unfunded pension plan under which Dr. Zandman will receive an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually), and the Company annually credits $150,000 to Dr. Zandman’s account in the Company’s Nonqualified Deferred Compensation Plan.  In the event that the Company terminates Dr. Zandman’s employment without Cause or Dr. Zandman terminates his employment for Good Reason (as those terms are defined in the employment agreement), the Company and Dr. Zandman will negotiate a severance arrangement based on industry norms for similar situations.  At such time, Dr. Zandman’s employment agreement provides for a royalty equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating any inventions made by Dr. Zandman after March 15, 1985.  The royalty payments would be payable from the date of termination until the tenth anniversary of the date of termination.  In addition, Dr. Zandman and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

          Dr. Paul.  Dr. Paul was serving as President and Chief Operating Officer of the Company at the time his employment agreement was approved by the Board, and is now also serving as Chief Executive Officer of the Company.  His employment agreement contemplated his becoming the Chief Executive Officer of the Company, which position became effective January 1, 2005.  The employment agreement for Dr. Paul has an evergreen three-year term.  Dr. Paul’s annual compensation includes an annual salary of €535,000 (approximately $664,000), a bonus under the Company’s 162(m) Bonus Plan, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Dr. Paul’s account in the Company’s Nonqualified Deferred Compensation Plan.  Dr. Paul also receives disability insurance.  In the event that the Company terminates Dr. Paul’s employment without Cause or Dr. Paul terminates his employment for Good Reason (as those terms are defined in the employment agreement), Dr. Paul will receive continued payment of his base salary for three years, a grant of 5,000 shares of common stock in each of the three years following the termination, a lump sum cash payment equal to $1,500,000, and medical benefits for not more than three years.  In addition, upon retirement Dr. Paul and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

          Mr. Grubb.  Mr. Grubb serves as Executive Vice President, Treasurer and Chief Financial Officer of the Company.  The employment agreement for Mr. Grubb has an evergreen three-year term.  Mr. Grubb’s annual compensation includes an annual salary of $365,000, a bonus under the Company’s 162(m) Bonus Plan, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Mr. Grubb’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Grubb also is entitled to certain customary benefits, such as life insurance and disability insurance.  In the event that the Company terminates Mr. Grubb’s employment without Cause or Mr. Grubb terminates his employment for Good Reason (as those terms are defined in the employment agreement), Mr. Grubb will receive continued payment of his base salary for three years, a grant of 5,000 shares of common stock in each of the three years following the termination, and a lump sum cash payment equal to $1,500,000.  In addition, Mr. Grubb and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

          Mr. Shoshani.  Mr. Shoshani serves as Executive Vice President of Vishay’s Resistor and Inductor Group and Vishay Measurements Group and, effective as of April 1, 2005, as Assistant Chief Operating Officer of the Company.  The employment agreement for Mr. Shoshani has an evergreen three-year term.  Mr. Shoshani’s annual compensation includes an annual salary of $185,000, a bonus determined by the Compensation Committee in consultation with the chief executive officer of up to 42.5% of Mr. Shoshani’s salary, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Mr. Shoshani’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Shoshani also is entitled to certain customary benefits, such as life insurance and disability insurance.  The other terms of Mr. Shoshani’s agreement are similar to those of Mr. Grubb’s agreement.

          Mr. Marc Zandman.  Mr. Zandman serves as Vice Chairman of the Board of Directors, President of Vishay Israel Limited and Group Vice President of Vishay’s Measurement Group.  The employment agreement for Mr. Zandman has an evergreen three-year term.  Mr. Zandman’s annual compensation includes an annual salary of $219,000, a bonus determined by the Compensation Committee in consultation with the chief executive officer of up to 42.5% of Mr. Zandman’s salary, and an annual grant of 5,000 phantom stock units.  In addition, the Company annually credits $100,000 to Mr. Zandman’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Zandman also is entitled to certain customary benefits, such as life insurance and disability insurance.  The other terms of Mr. Zandman’s agreement are similar to those of Mr. Grubb’s agreement.

          General Terms.  In addition to the provisions discussed above, the employment agreement for each of the executives includes certain covenants restricting the ability of the executive to compete with the Company or to solicit the Company’s employees or customers for a period following the executive’s termination of employment.  For Dr. Zandman, these covenants will continue for Dr. Zandman’s life.  For Mr. Grubb, Dr. Paul, Mr. Shoshani and Mr. Zandman, the covenants will continue for two years following the executive’s termination of employment.  The employment agreement for each of the executives also provides that any compensation that is not deductible by the Company due to the operation of Section 162(m) of the Code (under which annual compensation in excess of $1 million to the Company’s chief executive officer and four next highest paid executives is generally not deductible) will not be paid to the executive in that year.  The deferred amount will be credited to the executive’s account in the Company’s Nonqualified Deferred Compensation Plan and paid when the executive terminates employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company maintains employment agreements with the Company’s Chairman, Chief Executive Officer, and each of the Company’s other executive officers.  See “Employment Agreements” above.

          Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director Ziv Shoshani. Mr. Yitzhak Shoshani is vice president and general manager of, and owns 33.3% of, Ecomal Israel (formerly “Vishay International Trade Limited”), a non-exclusive distributor of the Company’s products in the Israeli market. Mr. Yitzhak Shoshani earned approximately $561,000 in connection with the performance of Ecomal Israel for 2004.

          Steven C. Klausner is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and is a Vice President and Assistant Treasurer of Vishay.  For fiscal 2004, Mr. Klausner received a salary and bonus of $163,300.  Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited.  For fiscal 2004, Eli Goddard received a consulting fee of $67,000.  Dubi Zandman is a cousin of Dr. Felix Zandman and a Vice President of the Vishay Measurements Group Inc.  For fiscal 2004, Mr. Dubi Zandman received a salary and bonus of $169,065.

STOCK PERFORMANCE GRAPH

          The line graph below compares the cumulative total stockholder return on Vishay’s common stock over a 5-year period with the return on the Standard & Poor’s 500 Stock Index and with the return on a peer group of companies selected by the Company. The peer group is made up of six publicly-held manufacturers of semiconductors, capacitors, resistors and other electronic components.(1)  Management believes that the product offerings of the companies contained in the peer group are more similar to the Company’s product offerings than those of the companies contained in any published industry index. The return of each peer issuer has been weighted according to the respective issuer’s stock market capitalization. The line graph assumes that $100 had been invested at December 31, 1999 and assumes that all dividends were reinvested.

TOTAL STOCKHOLDER RETURNS
Indexed Returns

	Year Ending December 31,

Company Name/Index	Base Period 1999	2000	2001	2002	2003	2004

VISHAY INTERTECHNOLOGY	100.0	71.74	92.49	53.03	108.62	71.24
S&P 500 INDEX	100.0	90.90	80.09	62.39	80.29	89.03
PEER GROUP	100.0	80.40	81.52	31.74	65.78	50.29

(1)	AVX Corporation, CTS Corporation, Epcos AG, Fairchild Semiconductor International, International Rectifier Corporation and Kemet Corporation.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors is responsible for the selection of the Company’s independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2005, as well as to audit the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1968.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, the Company is continuing its practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

          Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

          Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to the Company’s filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; audits of employee benefit plans; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

          The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to the Company in 2004 and 2003.  These fees are categorized as audit fees, audit related fees, tax fees and all other fees.  The nature of the services provided in each category is described following the table.

	2004	2003

Audit fees	$6,600,000	$4,000,000
Audit-related fees	700,000	2,400,000
Tax fees	1,100,000	1,000,000
All other fees	100,000	200,000

Total fees	$8,500,000	$7,600,000

          Audit fees.  These fees generally consist of professional services rendered for the audits of the consolidated financial statements of the Company and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures and assistance with and review of documents filed with the SEC.

          Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent  registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and financial audits of employee benefit plans.

          Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

          All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

          The Company did not make use in fiscal 2004 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

          The Audit Committee and the Board of Directors recommend that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

OTHER MATTERS

          As of the date of this proxy statement, the only business that the Board of Directors intends to present at the annual meeting is set forth above.  The Board of Directors knows of no other matters proposed to be presented to the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

          The Company’s Annual Report to Stockholders for the year ended December 31, 2004 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of the Company’s most recent Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Richard N. Grubb, Chief Financial Officer, Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355, telephone number (610) 644-1300.

PROPOSALS BY STOCKHOLDERS

          As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting.  Proposals of Vishay’s stockholders intended to be presented for consideration at the 2006 annual meeting of stockholders must be received by the Company no later than December 9, 2005, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting.

RICHARD N. GRUBB

Executive Vice President, Treasurer and
Chief Financial Officer

April 8, 2005

PROXY FORM
VISHAY INTERTECHNOLOGY, INC.
2005 Annual Meeting of Stockholders

          The undersigned hereby appoints Dr. Felix Zandman, Dr. Gerald Paul, and Richard N. Grubb, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Company’s annual meeting to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Tuesday, May 10, 2005, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(1)	To elect the following three persons to the Board of Directors of the Company to serve for terms of three years and until their successors are elected:

Class II Directors

Eliyahu Hurvitz
Dr. Abraham Ludomirski
Mark I. Solomon

FOR ALL

WITHHOLD ALL

EXCEPTIONS	(To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and line through or otherwise strike out the name of such nominee(s) listed above.)

(2)	To ratify the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2005.

FOR	AGAINST	ABSTAIN

          The Board of Directors Recommends a vote “FOR” each of the foregoing proposals.  If any other business is properly presented at the annual meeting, this proxy shall be voted in accordance with the judgment of the proxy holders.  This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

(Continued and to be dated and signed on the other side.)

          This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed in Proposal One and FOR Proposal Two.

          PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

          Receipt of the notice of annual meeting and of the proxy statement and annual report of the Company accompanying the same is hereby acknowledged.

Dated: ____________, 2005

(Signature of Stockholder(s))

(PRINT NAME(S))

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